Exhibit 99.1

PRESS RELEASE

Travelport Appoints Matt Minetola as Chief Information Officer

Langley, UK – December 1, 2014: Travelport (TVPT), a leading Travel Commerce Platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry, announced today the appointment of Matt Minetola as its new Chief Information Officer. Minetola, who takes on responsibility for leading Travelport’s Technology organization with immediate effect, brings more than 27 years of global experience of large scale technology leadership gained in both the hardware, software and banking industries. Most recently, he was CIO for HP Financial Services.

Gordon Wilson, President and CEO for Travelport, said: “Matt joins Travelport in a key role for our business at an important stage in our growth as a company. Our Travel Commerce Platform is by definition a technology-led offering where we are breaking new ground in the delivery of exciting innovations in airline merchandising, hotel distribution, corporate travel management systems and B2B payments. Matt’s experience and expertise of driving change, managing scale and complexity across both applications development and infrastructure gained in very relevant industries to our own make him a great addition to our team.”

Matt Minetola added: “It is not often that the opportunity comes along to join a leading business, like Travelport, which has already commenced fundamental improvements within its industry. With the creation of the Travel Commerce Platform, Travelport has already begun to change the way travel products are distributed, sold, and paid for on a global basis. I look forward to building on that foundation and applying my experience across the entire breadth of the Travelport team, such that we realize the full growth potential of the business over the coming years.”

During a 14 year tenure at HP, Minetola served in a variety of IT leadership roles. Prior to his most recent position, he spent three years leading the technology organization for HP’s print business which produced and supported all enterprise and consumer print products and consumables through direct, channel, and retail outlets. Minetola also held senior technology-centric positions with Compaq, prior to its acquisition by HP, and First USA / BankOne, where he served as Senior Vice President of Information Services and as Chief Technology Officer and acting CIO of Wingspanbank.com.

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About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry. With a presence in over 170 countries, approximately 3,400 employees and 2013 net revenue of $2.1 billion, Travelport is comprised of:

•	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business to business (“B2B”) travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

•	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK. The Company recently completed its initial public offering on the New York Stock Exchange and trades under the symbol “TVPT”.

Contacts:

Media:

Kate Aldridge

Vice President, Corporate Communications

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com